Exhibit 23.6

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” with respect to the financial statements of Columbia Properties Tahoe, LLC d/b/a MontBleu Resort Casino & Spa, in the Registration Statement (Form S-3) and related Prospectus of Bally’s Corporation and to the incorporation by reference therein of our report dated March 15, 2021, included in Bally’s Corporation’s Current Report on Form 8-K dated March 16, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Las Vegas, Nevada

March 18, 2021